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                                                                       EXHIBIT 2



                     MAJORITY WRITTEN CONSENT OF DIRECTORS
                                      of
                               AVE, INCORPORATED
                            (A Nevada Corporation)



         The undersigned persons, constituting all of the members of the Board of Directors ("Board") of AVE, INCORPORATED, a Nevada corporation (the "Company"), hereby take the following action by unanimous written consent in lieu of meeting, pursuant to Section 17-16-821 of the Nevada Business Corporation Act:.

         WHEREAS the Board of Directors, in the interest of taking action to enhance shareholder value and to move with dispatch in the matter of a reverse merger Cyco.Net, Inc., do hereby find it

         RESOLVED that, the proposed merger, the terms and conditions of which are detailed in the attached letter of intent from the Company to Cyco.Net, Inc., be supported insofar as its acceptance by Cyco.Net as written.

         IN WITNESS WHEREOF, the undersigned Directors have evidenced their approval of the above actions and proceedings effective as of the date set forth below.

Dated: July 9, 1999


/s/ R. GENE KLAWETTER                            /s/ HENRI HORNBY
---------------------------------         ---------------------------------
    R. Gene Klawetter, Chairman                      Henri Hornby

Seal










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